Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-208023 and 333-206327) and in the Registration Statements on Form S-8 (Nos. 333-197932 and 333-212478) of tronc, Inc. (formerly known as Tribune Publishing Company) of our report dated March 14, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 19 as to which the date is March 8, 2017, relating to the financial statements, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 8, 2017